[NNN Apartment REIT, Inc., logo]

Louis J. Rogers, President NNN Apartment REIT, Inc. 1551 N. Tustin Ave., Suite 200	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
lrogers@1031nnn.com

NNN APARTMENT REIT BOARD
INCREASES DISTRIBUTION RATE TO 7%

Santa Ana, California, February 26, 2007 – The NNN Apartment REIT, Inc. board of directors has increased the distribution rate to 7% per annum. The new distribution rate will be effective for the March 2007 distribution, to be paid in April 2007.

NNN Apartment REIT acquired its first two properties, Hidden Lake Apartment Homes and Walker Ranch Apartment Homes, late last year. Both properties are Class A luxury apartment communities in San Antonio, Texas, identified as an attractive market for long-term multifamily investment by management of NNN Apartment REIT. As of February 21, 2007, NNN Apartment REIT has raised approximately $22,029,000 through its public offering.

“NNN Apartment REIT is pleased to have purchased properties, and is looking to acquire others, with strong operational fundamentals that have the capability of producing solid returns for our investors,” explained Stanley J. Olander, Jr., Chief Executive Officer of NNN Apartment REIT.

Triple Net Properties, LLC, the sponsor of NNN Apartment REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of more than 32.5 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.3 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements regarding the timing of distributions and distribution rates and the company’s ability to acquire strong apartment assets in the future. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.